UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 28, 2005

Jacobs Engineering Group Inc.

(Exact name of Registrant as specified in its charter)

Delaware	1-7463	95-4081636
(State of incorporation)	(SEC File No.)	(IRS Employer identification number)

1111 S. Arroyo Parkway, Pasadena, California	91105
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number (including area code): (626) 578-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On July 28, 2005, Jacobs Engineering Group Inc. (“Jacobs”, or the “Company”) entered into various agreements including a master lease agreement with Selco Service Corporation (“Selco”) and certain other parties for the construction and lease of an approximately 293,000 square foot building and adjacent parking structure in Houston, Texas, and the lease of equipment and other tangible personal property. The building and equipment will be used by Jacobs in its operations as office space. It is anticipated that the facility will be completed and ready for use in early calendar 2007 (the Lease Commencement Date). The term of this lease will commence on the lease commencement date and end in August, 2015.

The aggregate future lease payments estimated under the lease agreement through 2015 is estimated to be approximately $24.8 million. The basis of the rent is primarily interest payable by Selco on the amount borrowed to fund the project, plus Selco’s yield on its investment.

The Company will account for the real estate portion of the project as an operating lease. The portion of the arrangement relating to tangible personal property (approximately $5.1 million) will be accounted for as a capital lease.

The lease agreement gives Jacobs the option to purchase the real property at anytime prior to the expiration of the lease. Jacobs also has the right to assist the owner in selling the property at the end of the lease term. Additionally, Jacobs has guaranteed to Selco the residual value of the office building and parking structure at the end of the lease term for up to $38.8 million. The net proceeds from any sale of the property would be used to reduce the end-of term residual value guarantee payment after the lenders are paid the remaining principal amount of their loans.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACOBS ENGINEERING GROUP INC.

By:	/s/ John W. Prosser, Jr.
Name:	John W. Prosser, Jr.
Title:	Executive Vice President Finance and Administration

Date: August 16, 2005